Exhibit 16.1

Silberstein Ungar, PLLC CPAs and Business Advisors

Phone (248) 203-0080

Fax (248) 281-0940

30600 Telegraph Road, Suite 2175

Bingham Farms, MI 48025-4586

www.sucpas.com

January 23, 2014

Securities and Exchange Commission

Office of the Chief Accountant

100 F Street, N.E.

Washington, DC 205497561

Re: Ekso Bionics Holdings, Inc.

We have read the statements included in Item 4.01 of Form 8K dated January 15, 2014, of which we were provided a copy on January 22, 2014, of Ekso Bionics Holdings, Inc. (the “Registrant”), filed with the Securities and Exchange Commission and are in agreement with the statements concerning our firm; we wish to point out, though, that we were notified of our dismissal on January 22, 2014.

We have no basis to agree or disagree with the other statements included in such Form 8K.

Sincerely,

/s/ Silberstein Ungar, PLLC

Silberstein Ungar, PLLC